Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 23, 2012, with respect to the consolidated financial statements of RailAmerica, Inc., and the effectiveness of internal control over financial reporting of RailAmerica, Inc., incorporated by reference in the Registration Statement (Form S-3) and related prospectus of Genesee & Wyoming Inc. for the registration of its debt securities, preferred stock, Class A Common Stock, warrants, depositary shares, stock purchase contracts, stock purchase units, and units.

/s/ Ernst & Young LLP
Certified Public Accountants

Orlando, Florida

September 10, 2012